Exhibit 4.3
NINETEENTH SUPPLEMENTAL INDENTURE
NINETEENTH SUPPLEMENTAL INDENTURE (this “Nineteenth Supplemental Indenture”), dated as of September 28, 2015, among T-Mobile USA, Inc. (the “Company”), T-Mobile Leasing LLC (the “New Guarantor”), the existing guarantors signatory hereto (the “Existing Guarantors”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to herein (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of April 28, 2013 (the “Base Indenture”) as amended and supplemented with respect to the Company’s (a) Senior Reset Notes due 2019 pursuant to the First Supplemental Indenture, (b) Senior Reset Notes due 2020 pursuant to the Second Supplemental Indenture, (c) Senior Reset Notes due 2021 pursuant to the Third Supplemental Indenture, (d) Senior Reset Notes due 2022 pursuant to the Fourth Supplemental Indenture, (e) Senior Reset Notes due 2023 pursuant to the Fifth Supplemental Indenture, (f) 6.464% Senior Notes due 2019 pursuant to the Sixth Supplemental Indenture, (g) 6.542% Senior Notes due 2020 pursuant to the Seventh Supplemental Indenture, (h) 6.633% Senior Notes due 2021 pursuant to the Eighth Supplemental Indenture, (i) 6.731% Senior Notes due 2022 pursuant to the Ninth Supplemental Indenture, and (j) 6.836% Senior Notes due 2023 pursuant to the Tenth Supplemental Indenture, each dated as of April 28, 2013, (k) 5.250% Senior Notes due 2018 pursuant to the Thirteenth Supplemental Indenture dated as of August 21, 2013, (l) 6.125% Senior Notes due 2022 pursuant to the Fourteenth Supplemental Indenture dated as of November 21, 2013, (m) 6.500% Senior Notes due 2024 pursuant to the Fifteenth Supplemental Indenture dated as of November 21, 2013, (n) 6.000% Senior Notes due 2023 pursuant to the Seventeenth Supplemental Indenture dated as of September 5, 2014, and (o) 6.375% Senior Notes due 2025 pursuant to the Eighteenth Supplemental Indenture dated as of September 5, 2014 (all such Notes, the “Notes”), and as amended and supplemented by the Eleventh Supplemental Indenture dated as of May 1, 2013, the Twelfth Supplemental Indenture, dated as of July 15, 2013, and the Sixteenth Supplemental Indenture, dated as of August 11, 2014 (the Base Indenture as so amended and supplemented, the “Indenture”);
WHEREAS Section 4.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall become a Guarantor of the applicable Notes on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company, the Existing Guarantors and the New Guarantor are authorized to execute and deliver this Nineteenth Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantor, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the applicable Notes as follows:
1. Defined Terms. As used in this Nineteenth Supplemental Indenture, capitalized terms used but not defined herein shall have the meaning set forth in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Nineteenth Supplemental Indenture refer to this Nineteenth Supplemental Indenture as a whole and not to any particular section hereof.
2. Agreement to Guarantee. The New Guarantor hereby agrees to unconditionally guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture including but not limited to ARTICLE X thereof.
3. Notices. All notices or other communications to the Company and the New Guarantor shall be given as provided in Section 12.02 of the Indenture.
4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly contemplated hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
5. Governing Law. THIS NINETEENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Nineteenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor and the Company.
7. Counterpart Originals. This Nineteenth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Nineteenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Nineteenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Nineteenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes. The parties may sign any number of copies of this Nineteenth Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
8. Headings, etc. The headings of the Articles and Sections of this Nineteenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Nineteenth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Supplemental Indenture to be duly executed, as of the date first above written.

T-MOBILE LEASING LLC

BY:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

T-MOBILE USA, INC.

BY:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

T-MOBILE US, INC.

BY:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

[Nineteenth Supplemental Indenture to Indenture dated April 28, 2013]

IBSV LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA,LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY, LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.

BY:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

[Nineteenth Supplemental Indenture to Indenture dated April 28, 2013]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

BY:	/s/ Carol Ng
Authorized Signatory

BY:	/s/ Deirdra N. Ross
Authorized Signatory

[Nineteenth Supplemental Indenture to Indenture dated April 28, 2013]